CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 3 to the Registration Statement (Form N-1A Nos. 333-220625 and 811-23296) of our report dated January 28, 2020 on the financial statement and financial highlights of Dreyfus Treasury and Agency Liquidity Money Market Fund (the sole fund constituting Dreyfus Institutional Liquidity funds) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 24, 2020